May 11, 2005

Mr. Benjamin Dalfen

455 St-Pierre, #420

Montreal, Quebec

H2Y 2M8

RE: FPA PROCESSING SERVICES INC. - EMPLOYMENT AGREEMENT

Mr. Dalfen:

Further to our recent conversations, we are pleased to offer you employment with FPA Processing Services Inc. (the “Company”) on the terms and conditions set forth below.

To accept this offer of employment with the Company, would you kindly countersign this letter at the space provided below. Once we receive an original signed copy of this letter, this letter will constitute your employment agreement (the “Agreement”).

1.	TERM OF EMPLOYMENT AND TITLE

Your employment with the Company will commence on May 11 and will continue until terminated in accordance with section 8 below. You will be employed in the position of Chief Operating Officer. In this position, you will report to the Executive Chairman, or his or her designate. You agree that reporting structures may change from time to time depending upon business requirements.

2.	EXCLUSIVITY

You agree to devote your full working time and attention and to exert your best efforts, knowledge, skill and energy to the performance of your employment duties. You may not, without the authorization of the Company’s executive management team or the board of directors, undertake any other activity that may provide a gain outside the Company.

3.	DUTIES AND RESPONSIBILITIES

You will perform such duties and responsibilities as may be assigned to you by the Company from time to time. You agree to comply with all Company instructions, rules, policies and practices as now and hereafter established by the Company for the conduct of its affairs. You acknowledge that you will be employed in a fiduciary capacity and shall act at all times in the best interests of the Company.

4.	BASE SALARY

In consideration for services rendered, the Company will pay you an annual base salary in the amount of two-hundred and fifty thousand Canadian dollars (CDN$250,000.00), payable in installments in accordance with the Company’s normal payroll procedures.

All payments to you under this Agreement are subject to applicable withholding taxes and statutory or authorized deductions.

5.	FRINGE BENEFITS
5.1.	Vacation

You are entitled to a period of four (4) weeks paid vacation per year, to be scheduled with the agreement of the Company. Please note that any unused vacation may not be rolled-over from year to year, but will be forfeited at the end of the 12 month period in which it accrued. However, in no event will you be paid less than your minimum vacation entitlement under applicable employment standards legislation.

5.2.	Group Insurance

Subject to the terms and conditions of the applicable plan documents, you are entitled to participate in the Company’s executive benefit plans, being such medical and dental plans and death in services benefits as the Company might from time to time maintain for executives of the Company and/or its subsidiaries. The Company may, at its sole discretion, amend the terms of the group benefit plans from time to time or change benefit carriers.

5.3.	Bonus Entitlement

The Employee shall be paid a bonus for the year ending December 31, 2005 in an amount equal to the bonus that the Employee would have otherwise been entitled to receive for such year had he not resigned from Optimal Payments Inc. (“OPI”) in order to accept a position with the Company in connection with the reorganization of OPI’s on-line gaming payment processing business and remained employed with OPI for the balance of such year.

Subject to the preceding paragraph, the Company does not offer a formal bonus plan or arrangement for the payment of annual bonuses. However, you are eligible to receive a discretionary bonus, if any, as may be awarded by the remuneration committee of the Company from time to time. Bonus payments are entirely discretionary on the part of the Company and there is no guarantee of a bonus in any particular year. Because the purpose of any discretionary bonus payment is to reward an executive for his or her individual contribution toward the Company, and to recognize his or her continuing commitment to the Company, employees who have been given notice of termination for any reason, or who, as of the date any bonus becomes payable, have given the Company notice of resignation, are ineligible for such bonus.

6.	EXPENSES

It is understood and agreed that you will incur out-of-pocket expenses in connection with your duties under this Agreement. The Company will reimburse you in accordance with its applicable policies for all necessary and reasonable business expenses provided such expenses are supported by satisfactory documentation.

7.	CONFIDENTIALITY, NON-COMPETE, NON-SOLICITATION AND INTELLECTUAL PROPERTY RIGHTS

You agree that you are bound by and will comply with the "Confidentiality Agreement,” a copy of which is attached to this Agreement. You acknowledge that the Confidentiality Agreement includes provisions regarding confidentiality, competition, solicitation and intellectual property rights.

8.	TERMINATION PROVISIONS
8.1.	Termination Without Cause

The Company may terminate your employment (which includes a constructive dismissal) at any time upon giving you 18 months’ written notice of termination, or pay in lieu of any portion of such notice by way of salary continuation (the “Notice Period”). You agree that 18 months’ notice, and the benefits provided to you by the Company under Article 8.2 below fully satisfy the Company’s obligations to you arising from your termination of employment, and that you will not be entitled to further pay or pay in lieu of notice of termination, severance entitlement or salary continuation under statute, civil law, common law or contract.

8.2.	Benefit Coverage After Termination

During the Notice Period, the Company will continue to make its regular employer contributions to the group life insurance and health and dental benefits benefit plans in which you participated immediately prior to the termination, subject to the terms and conditions of the applicable plan policies. Disability benefits or any other group benefit coverage which the Company’s benefit carrier does not permit to be continued after your termination of employment will cease immediately upon the date of termination as identified in your written notice of termination.

8.3.	Termination for Cause

Your employment may be terminated at any time for cause without notice or pay in lieu of notice, severance entitlement, salary continuation or employee benefits after the date of termination.

8.4.	Resignation

You agree to give at least three months’ notice in writing to the Company of any intention to resign your employment. Upon receipt of the three months’ notice, or any longer period of notice that you may give, the Company has the right, in its sole discretion, to waive all or some portion of the notice period, in which event your resignation will be effective on the date specified in writing by the Company, although you will be entitled to be paid the same salary and group benefits that would have received had the Company not waived all or some portion of the notice period. You agree that such exercise of the Company’s discretion does not constitute a termination of your employment.

9.	PROVISIONS OPERATING FOLLOWING TERMINATION

Notwithstanding any termination of your employment for any reason, section 7 and any other provision of this Agreement necessary to give it full efficacy will continue in full force and effect following the termination.

10.	COMPLIANCE WITH AIM RULES

During your employment with the Company, you will, in any dealings or proposed dealings in the securities of the Company or any other member of the Group (as defined below), comply with the Rules for AIM companies published from time to time by the London Stock Exchange plc, the provisions of the Model Code (as amended from time to time) and any code as may from time to time be adopted by the Company or its parent company in respect of such dealings. Compliance with such rule and codes will be without prejudice to your duty to comply, in all such dealings, with the provisions of the Companies Acts 1963 to 2003 of Ireland, the UK Companies Acts 1985 and 1989, the UK Criminal Justice Act 1993, the UK Financial Services and Markets Act 2000 (or any other statutory re-enactment or modification of any such Acts) and the rules and guidance of the London Stock Exchange plc. For these purposes, your holding will include that of any person who is connected with you within the meaning of Section 839 of the UK Income and Corporation Taxes Act 1988 (as amended). For the purpose of this Section, “Group” means collectively the Company, its parent company FireOne Group plc (the “Parent”), as well as all subsidiaries of the Parent or the Company from time to time.

11.	SUCCESSORS AND ASSIGNS

You agree that this Agreement may be assigned by the Company at any time without notice and without your consent to any parent, subsidiary, affiliate or successor in interest to the business operation of the Company, and provided such assignee agrees to assume the obligations of the Company under this Agreement, all your obligations will enure to the benefit of and be enforceable by any such successor or assign.

12.	GOVERNING LAW AND ENFORCEABILITY

This Agreement will be governed by the laws of Québec.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied. You agree that you are not relying upon or regard as material any representations or other agreements not specifically incorporated into and made part of this Agreement.

14.	INDEPENDENT LEGAL ADVICE

You acknowledge having obtained or alternatively having had the opportunity to obtain independent legal advice in connection with this Agreement.

In order to confirm your adherence to the Agreement and its terms, place your initials on each of the pages of the present letter and sign at the place indicated by entering the date. If you do not return to us a duplicate of the present letter duly signed, the taking up of your duties will be interpreted as a tacit acceptance of the above-mentioned employment conditions.

Yours truly,

FPA PROCESSING SERVICES INC.
By:	/s/ MITCHELL A. GARBER
Name: Mitchell A. Garber
Title: Executive Chairman

ACCEPTANCE

I, the undersigned declare having understood the contents of the present letter and accept the employment conditions stated herein.

WHEREOF, I signed this 11th day of the month of May 2005.

/s/ BENJAMIN DALFEN
Benjamin Dalfen